                                                                     Exhibit (b)










                          The Goldman Sachs Group, L.P.
                                 85 Broad Street
                               New York, NY 10004









                                  June 3, 1997



Whitehall Street Real Estate Limited
  Partnership VII
85 Broad Street
New York, NY  10004
Attention:  Michael K. Klingher

Dear Sirs:

                  You have advised The Goldman Sachs Group, L.P. ("GS Group") that you have executed an Agreement and Plan of Merger dated as of May 29, 1997 (the "Merger Agreement"), among Integrated Living Communities, Inc., a Delaware corporation (the "Company"), Whitehall Street Real Estate Limited Partnership VII, a Delaware limited partnership (the "Parent"), and SLC Acquisition Corp., a Delaware corporation (the "Purchaser"), pursuant to which the Purchaser will make an offer to purchase (the "Offer") all of the issued and outstanding shares of the Company and will thereafter merge with the Company (the "Merger").

                  Subject to the terms and conditions referred to in this letter, GS Group is willing to make available to the Parent a secured loan facility (the "Facility") of up to a maximum amount of $20.0 million, the proceeds of which will be used for the Offer and the Merger and to pay transaction expenses related to the Offer and the Merger. The Facility would be provided pursuant to the terms of a credit agreement and other definitive loan documentation substantially in the form of Exhibit A attached hereto.

                  The Parent shall give GS Group written or telecopy notice (or telephone notice promptly confirmed in writing or by telecopy) not later than 12:00 noon, New York City time, one business day prior to a proposed borrowing under the Facility.

                  The obligation of GS Group to provide the Facility shall be subject to the execution of definitive documentation with respect thereto and further subject to the conditions that (i) since December 31, 1996, there shall not have occurred any Company Material Adverse Effect (as such term is defined in the Merger Agreement) and (ii) the Offer shall have been consummated in accordance with its terms without any waiver or amendment of any material condition thereto by the Parent or the Purchaser (other than with the consent of GS Group).

                  You agree to indemnify and hold harmless GS Group, its partners, officers and employees (each, an "indemnified person") in connection with any losses, claims, damages, liabilities or other expenses to which such indemnified persons may become subject, insofar as such losses, claims, damages, liabilities (or actions or other proceedings commenced or threatened in respect thereof) or other expenses arise out of or in any way relate to or result from the Offer and/or the Merger, this letter, or the extension of the Facility contemplated by this letter, or in any way arise from any use or intended use of this letter or the proceeds of the Facility contemplated by this letter, and you agree to reimburse such indemnified persons for any legal or other expenses incurred in connection with investigating, defending or participating in any such loss, claim, damage, liability or action or other proceeding (whether or not such indemnified person is a party to any action or proceeding out of which any such expenses arise), provided that you shall have no obligation hereunder to indemnify any indemnified person for any loss, claim, damage, liability or expense to the extent the same resulted from the gross negligence or willful misconduct of any indemnified person as finally and judicially decided. Promptly upon receipt by any indemnified person of notice of any claim or the commencement of any action with respect to which it has decided to seek indemnification hereunder, any indemnified person will notify the Parent in writing of such claim or action. This letter is furnished for your benefit only, and may not be relied upon by any other person or entity.

                  The provisions of the immediately preceding paragraph shall survive any termination of this letter. Nothing contained in the immediately preceding paragraph shall preclude you from commencing any action for breach by GS Group of its contractual obligations under the loan documents and you are under no obligation to indemnify GS Group for damages which may be recovered by reason of such action.

                  You are not authorized to show or disclose this letter or the contents hereof, in any public filing or announcement or to any other person or entity other than your legal and financial advisors in connection with your evaluation of this letter until such time as you have accepted this letter.

                  If you are in agreement with the foregoing, please sign and return to GS Group (including by way of facsimile) the enclosed copy of this letter. If you decline to take the foregoing actions, you are directed to immediately return this letter, to GS Group as promptly as possible. This letter may be executed in any number of counterparts, and by the different parties hereto on separate counterparts, each of which when executed and delivered shall be an original, but all of which shall together constitute one and the same instrument. This letter shall be governed by and construed in accordance with the laws of the State of New York.

                  Our offer pursuant to this letter shall terminate at 5:00 p.m. (New York City time) on June 6, 1997, unless you shall have executed and delivered to us (including by way of facsimile) this letter, or unless GS Group agrees, in its sole discretion, to extend the offer beyond the expiry date. In addition, unless extended in writing at the sole discretion of GS Group, all obligations of GS Group under this letter shall expire automatically, without further act and regardless of cause or circumstances, if a loan under the Facility is not made on or before September 3, 1997.

                                  Very truly yours,

                                  THE GOLDMAN SACHS GROUP, L.P.


                                  By:      The Goldman Sachs Corporation,
                                             General Partner

                                  By:      /s/ David Viniar
                                           ------------------------------------
                                           Name: David Viniar
                                           Title:   Executive Vice President

ACCEPTED AND AGREED AS OF
THE DATE FIRST ABOVE WRITTEN:

WHITEHALL STREET REAL ESTATE
LIMITED PARTNERSHIP VII

By:      WH Advisors, L.P. VII,
         General Partner

By:      WH Advisors, Inc. VII,
         General Partner

By:      /s/ Elizabeth A. O'Brien
         ------------------------------
         Name:  Elizabeth A. O'Brien
         Title:    Vice President

                                                                       Exhibit A

                                 LOAN AGREEMENT


                  THIS LOAN AGREEMENT, dated as of ________, 1997 ( the "Loan Agreement"), is among WHITEHALL STREET REAL ESTATE LIMITED PARTNERSHIP VII, a Delaware limited partnership (the "Borrower"), and THE GOLDMAN SACHS GROUP, L.P., a Delaware limited partnership (the "Lender").


                              W I T N E S S E T H:


                  WHEREAS, the Borrower has requested that the Lender extend a loan on a secured basis in the amount of $_______________;

                  WHEREAS, the Lender has agreed to make the requested loan to the Borrower on the terms and conditions hereinafter set forth;

                  NOW, THEREFORE, IT IS AGREED:


                                    SECTION 1
                        DEFINITIONS AND ACCOUNTING TERMS

                  1.01 Definitions. As used herein, the following terms shall have the meanings herein specified unless the context otherwise requires. Defined terms herein shall include in the singular number, the plural and in the plural, the singular:

                  "Affiliate" means, with respect to any Person, any other Person directly or indirectly controlling (including but not limited to all partners, directors and officers of such Person), controlled by or under direct or indirect common control with such Person. A Person shall be deemed to control a corporation or a partnership if such Person possesses, directly or indirectly, the power (i) to vote 10% or more of the securities having ordinary voting power for the election of directors of such corporation or to vote 10% or more of the partnership interests of such partnership or (ii) to direct or cause direction of the management and policies of such corporation or partnership, whether through the ownership of voting securities, as managing or general partner, by contract or otherwise.

                  "Asset" means any real, personal or intangible property owned by the Borrower.

                  "Available Contribution" shall have the meaning given to such term in Article I of the Borrower's Partnership Agreement, without regard to any modifications or amendments to the Borrower's Partnership Agreement occurring subsequent to the date hereof.

                  "Borrower" means Whitehall Street Real Estate Limited Partnership VII, a Delaware limited partnership.

                  "Borrower's Partnership Agreement" means that certain Amended and Restated Agreement of Limited Partnership of Whitehall Street Real Estate Limited Partnership VII, dated as of April 1, 1996.

                  "Business Day" means any day other than a Saturday, or Sunday, a legal holiday in New York, New York or a day on which banking institutions are authorized by law or other governmental action to close; provided, however, if the applicable day relates to the determination of the Interest Reset Date, a "Business Day" means a day upon which banks are open for the transaction of business in London, England and New York, New York and dealings in U.S. dollar deposits are also carried on in the London interbank Eurodollar market.

                  "Cash Equivalents" means (i) securities issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof) having maturities of not more than six months from the date of acquisition, (ii) U.S. dollar denominated time deposits and certificates of deposit, acceptable to the Lender, of any bank whose short-term commercial paper rating from S&P is at least A-1 or the equivalent thereof or from Moody's is at least P-1 or the equivalent thereof (any such bank being an "Approved Bank"), in each case with maturities of not more than six months from the date of acquisition,
         (iii) commercial paper and variable or fixed rate notes issued by any Approved Bank or any variable rate notes issued by, or guaranteed by, any domestic corporation rated A-1 (or the equivalent thereof) or better by S&P or P-1 (or the equivalent thereof) or better by Moody's and maturing within six months of the date of acquisition, and (iv) short term notes, bonds and other obligations having short term unsecured debt ratings of A-1 (or the equivalent thereof) or better by S&P or P-1 (or the equivalent thereof) or better by Moody's.

                  "Closing Date" shall mean the Funding Date.

                  "Code" means the Internal Revenue Code of 1986, as amended from time to time.

                  "Commercial Paper Rate" means the per annum rate published in the Wall Street Journal on any Interest Reset Date for thirty (30) day commercial paper sold through dealers by major corporations rated A1 (or the equivalent thereof) by S&P or P1 (or the equivalent thereof) by Moody's.

                  "Default" means any event, act or condition which with notice or lapse of time, or both, would constitute an Event of Default.

                  "Demand Note" means the Promissory Demand Note, dated ________________ from SLC Acquisition Corp. to the Borrower.

                  "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and the rulings issued thereunder.

                  "ERISA Affiliate" means each person (as defined in Section 3(9) of ERISA) which together with the Borrower or any Subsidiary of the Borrower would be deemed to be a member of the same "controlled group" within the meaning of Section 414(b), (c), (m) and (o) of the Code.

                  "Event of Default" has the meaning specified in Section 7.

                  "Funding Date" means the date on which the Lender advances the Loan pursuant to the terms of Section 2.01 hereof.

                  "Funding Notice" shall have the meaning given to such term in
         Section 4.02 of the Borrower's Partnership Agreement, without regard to any modifications or amendments to the Borrower's Partnership Agreement occurring subsequent to the date hereof.

                  "General Partner" means WH Advisors, L.P. VII, a Delaware limited partnership.

                  "Generally Accepted Accounting Principles" or "generally accepted accounting principles" means generally accepted accounting principles in the United States in effect as of the date of this Loan Agreement.

                  "Indebtedness" means, with respect to any Person, without duplication, (i) all indebtedness for borrowed money, (ii) the deferred purchase price of assets or services which in accordance with generally accepted accounting principles would be shown to be a liability (or on the liability side of a balance sheet), (iii) the maximum amount of all letters of credit issued or acceptance facilities established for the account of such Person and, without duplication, all drafts drawn thereunder (other than letters of credit (x) supporting other Indebtedness of a Borrower, or (y) offset by a like amount of cash or government securities held in escrow to secure such letters of credit and draws thereunder), (iv) all capitalized lease obligations, (v) all Indebtedness of another Person secured by any lien on any property of a Borrower, whether or not such indebtedness has been assumed, (vi) all obligations under take-or-pay or similar arrangements or under interest rate, currency, or commodities agreements, and (vii) indebtedness created or arising under any conditional sale or title retention agreement; but specifically excluding from the foregoing trade payables and accrued expenses arising or incurred in the ordinary course of business.

                  "Interest Reset Date" means the date that is thirty (30) days after (i) the Closing Date or (ii) the last Interest Reset Date, whichever is applicable, and if such date shall not be a Business Day, then the date that is the next succeeding Business Day.

                  "LIBO Rate" means either (A) the rate per annum for U.S. dollar deposits with a one-month maturity in the London interbank Eurodollar market appearing on Telerate Page 3750 as of 11:00 A.M. London time on the day that is two (2) Business Days before (i) the Closing Date or (ii) the applicable Interest Reset Date, whichever is applicable, or (B) if the rate referred to in the preceding subparagraph (A) is not available or cannot be determined, the rate of interest per annum as determined by the Lender to be the average (rounded upward to the nearest whole multiple of 1/100 of 1% per annum, if such average is not such a multiple) of the rates per annum at which deposits in United States dollars are offered to the Lender in the London interbank Eurodollar market at 11:00 a.m. (London time), in each case two (2) Business Days before the Closing Date or the applicable Interest Reset Date, whichever is applicable, in an amount substantially equal to the then outstanding balance of the Loan and for a period equal to one month.

                  "Lien" means any mortgage, pledge, hypothecation, assignment, deposit arrangement, security interest, encumbrance, lien (statutory or otherwise), preference, priority or charge of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, any financing or similar statement or notice perfecting a security interest under the Uniform Commercial Code as adopted and in effect in the relevant jurisdiction, or other similar recording or notice statute, and any lease in the nature thereof).

                  "Limited Partners" means the limited partners of the Borrower.

                  "Loan" means the loan made hereunder.

                  "Loan Documents" means this Loan Agreement, the Note and the Security Agreement.

                  "Maturity Date" shall mean the date that is ninety (90) days after the date hereof.

                  "Moody's" means Moody's Investors Service, Inc.

                  "Net Disposition Proceeds" means (i) the proceeds of any sale, compromise, discounted payoff or other disposition of an Asset after payment of any actual out-of-pocket expenses associated with such disposition, and (ii) any payments received by Borrower under the Demand Note.

                  "Note" means the promissory note of the Borrower in favor of the Lender evidencing the Loan and provided in accordance with Section 2.03, as such promissory note may be amended, modified, supplemented or replaced from time to time.

                  "Permitted Investments" means cash and Cash Equivalents.

                  "Permitted Liens" means (i) Liens created by, under or in connection with this Loan Agreement or the other Loan Documents in favor of the Lender; (ii) Liens for taxes not yet due or Liens for taxes being contested in good faith by appropriate proceedings for which adequate reserves have been established (and as to which the property subject to such lien is not yet subject to foreclosure, sale or loss on account thereof); (iii) Liens in respect of property imposed by law arising in the ordinary course of business such as materialmen's, mechanics', warehousemen's and other like Liens provided that such Liens secure only amounts not yet due and payable or amounts being contested in good faith by appropriate proceedings for which adequate reserves have been established (and as to which the property subject to such lien is not yet subject to foreclosure, sale or loss on account thereof); (iv) pledges or deposits made to secure payment under worker's compensation insurance, unemployment insurance, pensions, social security programs, public liability laws or similar legislation;
         (v) Liens arising from good faith deposits in connection with or to secure performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, contracts, performance and return-of-money bonds and other similar obligations incurred in the ordinary course of business (other than obligations in respect of the payment of borrowed money); (vi) easements, rights-of-way, restrictions (including zoning restrictions), defects or irregularities in title and other similar charges or encumbrances not, in any material respect, interfering with the ordinary conduct of business of the Borrower; (vii) leases or subleases granted to others, whether existing now or hereafter entered into, in the ordinary course of business, not interfering in any material respect with the business or operations of the Borrower; and
         (viii) any attachment or judgment lien, unless the judgment it secures shall not, within 30 days after the entry thereof, have been discharged or execution thereof stayed pending appeal, or shall not have been discharged within 30 days after the expiration of any such stay.

                  "Person" means any individual, partnership, joint venture, firm, corporation, association, trust or other enterprise (whether or not incorporated), or any government or political subdivision or any agency, department or instrumentality thereof.

                  "Plan" means any multiemployer or single-employer plan as defined in Section 4001 of ERISA, which is maintained, or at any time during the five calendar years preceding the date of this Loan Agreement was maintained, for employees of any one of the Borrower, any Subsidiary or an ERISA Affiliate.

                  "Regulation D" means Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof establishing reserve requirements.

                  "Regulation G" means Regulation G of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.

                  "Regulation U" means Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.

                  "Regulation X" means Regulation X of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.

                  "Security Agreement" means the security agreement, dated as of the date hereof, between the Lender and the Borrower pursuant to which the Borrower has granted the Lender a lien on certain assets of the Borrower as collateral security for the obligations of the Borrower under this Loan Agreement, as such security agreement may be amended, modified, supplemented or replaced from time to time.

                  "SLC" means SLC Acquisition Corp., a Delaware corporation.

                  "S&P" means Standard & Poor's Corporation.

                  "Subsidiary" means (i) any corporation more than 25% of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person directly or indirectly through Subsidiaries, and (ii) any partnership, association, joint venture or other entity in which such Person directly or indirectly through Subsidiaries has more than 25% equity interest at any time.

                  "Unallocated Contributions" shall mean the aggregate of all Available Contributions minus (i) the full amount of all Indebtedness (other than the Loan) that is owed by (x) the Borrower, or (y) any Subsidiary of the Borrower to the extent that the holder of such Indebtedness has recourse to Available Contributions of the Borrower, and (ii) the purchase price that the Borrower, any general partner of the Borrower, any Subsidiary of the Borrower or any general partner of such Subsidiary has agreed, pursuant to a binding contract, to pay for any asset acquisition that has not yet closed (or, if a lesser amount, the portion of such purchase price that such entity is required by contract to fund, either directly or indirectly, to the seller of such assets), excluding from the purchase price any indebtedness which any such purchaser has agreed to take subject to or which is otherwise part of the consideration provided that the same is not Indebtedness of Borrower.

                  1.02 Computation of Time Periods. For purposes of computation of periods of time hereunder, the word "from" means "from and including" and the words "to" and "until" each mean "to but excluding."

                  1.03 Accounting Terms. Accounting terms used but not otherwise defined herein shall have the meanings provided by, and be construed in accordance with, generally accepted accounting principles.

                                    SECTION 2
                                      LOAN

                  2.01 Disbursement of Loan; Maturity Date. Subject to and upon the terms and conditions hereinafter set forth, the Lender agrees to make a loan to the Borrower in the amount of ____________________________________
($____________). The Lender will make the Loan available to the Borrower upon satisfaction of the conditions set forth in Section 3.01 hereof by making a wire transfer at the direction of the Borrower on or before ________, 1997. The Borrower agrees to repay the Loan (together with all outstanding interest thereon) in full on the Maturity Date.

                  2.02 Interest. Subject to the terms of Section 2.07 hereof, the principal balance outstanding under the Loan from time to time shall bear interest at a rate per annum equal to the LIBO Rate plus two and one-half of one percent (2.5%). The interest rate shall be set two (2) Business Days prior to the Closing Date and two (2) Business Days prior to each Interest Reset Date. Notwithstanding the foregoing, upon the occurrence and during the continuance of an Event of Default, the principal of and, to the extent permitted by law, interest on the Loan shall bear interest, payable on demand, at a rate equal to 2% per annum in excess of the rate otherwise applicable hereunder. Except as otherwise provided herein, accrued interest shall be payable in arrears on the Maturity Date.

                  2.03 Note. The Loan shall be evidenced by a duly executed promissory note of the Borrower to the Lender dated as of the Closing Date substantially in the form of Exhibit A.

                  2.04 Prepayments.

                  (a) Voluntary Prepayments. The Borrower shall have the right to prepay the Loan at any time in whole or in part without premium or penalty; provided, however, such prepayments not made on an Interest Reset Date shall require reimbursement of Lender for any break funding costs in accordance with Section 2.08 hereof. Voluntary prepayments on the Loan shall be applied first to accrued but unpaid interest and then to the principal balance of the Loan. Amounts prepaid on the Loan hereunder may not be reborrowed.

                  (b) Mandatory Prepayments. The Borrower hereby agrees to make prepayments to the Lender for application to the Loan, immediately upon receipt thereof, in an amount equal to any Net Disposition Proceeds received by the Borrower.

                  2.05 Late Payment Fee. Should any principal payment required under Section 2.04(b) be in default for more than fifteen (15) days, there may be imposed, to the extent permitted by law, a delinquency charge not to exceed four percent (4%) of such amount in default. In addition, at the Lender's option, any overdue interest, fees and charges may, for purposes of computing and accruing interest, be deemed to be a part of the principal balance thereof and interest shall accrue thereon on a daily compounded basis after such date (at the applicable rate, including any default rate provided for in Section 2.02).

                  2.06 Payments and Computations. All payments hereunder shall be made to the Lender in U.S. dollars in immediately available funds at its offices in New York, New York not later than 2:00 P.M., New York time, on the date when due. Payments received after such time shall be deemed to have been received on the next succeeding Business Day. Whenever any payment hereunder shall be stated to be due on a day that is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day (subject to accrual of interest and fees for the period of such extension). All computations of interest and fees shall be made on the basis of a 360-day year for the actual number of days elapsed. Interest shall accrue from and include the date of the Loan, but exclude the date of payment.

                  2.07 Unavailability, etc. In the event that, (a) the Lender shall have determined in good faith after reasonable investigation that dollar deposits in the principal amount of the Loan are not generally available in the London interbank Eurodollar market or (b) reasonable means do not exist for ascertaining the LIBO Rate, then, if the Lender so elects by notice to the Borrower, the interest rate applicable to the then outstanding principal balance of the Loan shall be converted to the then applicable Commercial Paper Rate, or such other rate as to which the parties may agree. If the Lender elects to convert the interest rate applicable to the Loan to the Commercial Paper Rate pursuant to the terms of this Section 2.07, the Borrower may, by notice to the Lender, require that the Lender furnish to the Borrower a statement setting forth the basis for such election.

                  2.08 Break Funding Costs. The Borrower agrees that it will reimburse the Lender on demand for any loss incurred or to be incurred by it in the reemployment of the funds released by any prepayment of any principal balance of the Loan if such prepayment occurs other than on an Interest Reset Date. Such loss shall be the difference as reasonably determined by the Lender between the amount that would have been realized by the Lender for the remainder of such interest period based on the LIBO Rate applicable for such interest period (without regard to the applicable spread over the LIBO Rate referred to in Section 2.02) and any lesser amount that would be realized by the

Lender in reemploying the funds received in prepayment by making a loan of the same type (but utilizing the then applicable LIBO Rate) in the principal amount prepaid during the period from the date of prepayment to the next succeeding Interest Reset Date.


                                    SECTION 3
                   CONDITIONS PRECEDENT TO LOAN DISBURSEMENTS

                  3.01 Loan Disbursements. The obligation of the Lender to make the Loan is subject, at the time of making the Loan, to satisfaction of the condition (in form and substance acceptable to the Lender) that after giving effect to the Loan, there shall exist no Default or Event of Default and all representations and warranties contained herein or in the other Loan Documents shall be true and correct in all material respects.


                                    SECTION 4
                         REPRESENTATIONS AND WARRANTIES

                  The Borrower hereby represents and warrants to the Lender that:

                  4.01 Existence and Power.

                  (a) It is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware, and is in good standing as a foreign limited partnership in each other jurisdiction where ownership of its properties or the conduct of its business requires it to be so, and has all power and authority under such laws and its partnership agreement and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted.

                  (b) Its general partner is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware, and is in good standing as a foreign limited partnership in each other jurisdiction where ownership of its properties or the conduct of its business requires it to be so, and has all power and authority under such laws and its partnership agreement and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted.

                  (c) The general partner of the general partner of the Borrower, (i) is duly incorporated, validly existing and in good standing under the laws of the State of Delaware, (ii) has all corporate power pursuant to proper authorization to enable it to act as the general partner of the Borrower's general partner, and to enter into the Loan Documents on the Borrower's behalf, and (iii) is duly qualified to do business and is in good standing in each other jurisdiction where it is required to be qualified in order to act as the general partner of the general partner of the Borrower.

                  4.02 Authorization. It has the power and authority to enter into this Loan Agreement and the other Loan Documents, and to perform its obligations under and consummate the transactions contemplated by such Loan Documents and has by proper action duly authorized the execution and delivery of the Loan Documents.

                  4.03 No Conflicts or Consents. Neither the execution and delivery of the Loan Documents, nor the consummation of the transactions contemplated therein, nor performance of and compliance with the terms and provisions thereof will (i) violate or conflict with any provision of the Borrower's Partnership Agreement or other governance document, (ii) violate any law, regulation (including without limitation Regulation U or Regulation X), order, writ, judgment, injunction, decree or permit applicable to it, (iii) violate or materially conflict with contractual provisions of, or cause an event of default under, any indenture, loan agreement, mortgage, deed of trust, contract or other agreement or instrument to which it is a party or by which it may be bound, or (iv) result in or require the creation of any lien, security interest or other charge or encumbrance (other than those contemplated in or in connection with the Loan Documents) upon or with respect to the Borrower's properties.

                  4.04 Consents. No consent, approval, authorization or order of, or filing, registration or qualification with, any court or governmental authority or other Person is required in connection with the execution, delivery or performance of this Loan Agreement or any other Loan Documents.

                  4.05 Enforceable Obligations. This Loan Agreement and the other Loan Documents have been duly executed and delivered by the Borrower, and constitute legal, valid and binding obligations of the Borrower enforceable in accordance with their respective terms.

                  4.06 No Default. No Default or Event of Default presently exists.

                  4.07 Liens. Except for Permitted Liens, it has good and marketable title to all of its properties and assets free and clear of all liens, encumbrances, mortgages, pledges, security interests and other adverse claims of any nature.

                  4.08 [Intentionally omitted].

                  4.09 Litigation. There are no actions, suits or legal, equitable, arbitration or administrative proceedings pending or, to the knowledge of the Borrower, threatened against the Borrower that, if adversely determined, would have a material adverse effect on the financial condition of the Borrower.

                  4.10 Material Agreements. The Borrower is not in default in any material respect under any contract, lease, loan agreement, indenture, mortgage, security agreement or other material agreement or obligation to which it is a party or by which any of its properties is bound.

                  4.11 Compliance with Law. It is in compliance in all material respects with all laws, rules, regulations, orders and decrees (including without limitation environmental laws) applicable to it, or to its properties.

                  4.12 ERISA. It has not established, nor does it plan to establish, any Plan.

                  4.13 Use of Proceeds; Margin Stock. The proceeds of the Loan hereunder will be used solely for the purpose of making a loan to SLC. None of such proceeds will be used for the purpose of purchasing or carrying any "margin stock" as defined in Regulation U, Regulation X or Regulation G, or for the purpose of reducing or retiring any Indebtedness which was originally incurred to purchase or carry "margin stock" or for any other purpose which might constitute this transaction a "purpose credit" within the meaning of Regulation U, Regulation X or Regulation G. The Borrower does not own "margin stock".

                  4.14 Government Regulation. It is not subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act, or the Interstate Commerce Act, each as amended. In addition, neither the Borrower nor any of its Subsidiaries is (i) an "investment company" required to be registered under the Investment Company Act of 1940, as amended, and is not controlled by such a company, or (ii) a "holding company," or a "Subsidiary company" of a "holding company," or an "affiliate" of a "holding company" or of a "Subsidiary" of a "holding company," within the meaning of the Public Utility Holding Company Act of 1935, as amended.

                  4.15 Hazardous Substances. Except for substances lawfully used by the Borrower or its tenants in the operation of the businesses conducted at any real property owned or leased by the Borrower, to the Borrower' knowledge (without investigation), the real properties owned and leased by the Borrower are free from "hazardous substances" as defined in the Comprehensive

Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C.
Section 9601 et seq., as amended, and the regulations promulgated thereunder to the extent the presence of such substances would violate applicable law; no portion of any such real property is subject to federal, state or local regulation or liability because of the presence of stored, leaked or spilled petroleum products, waste materials or debris, "PCB'S" or PCB items (as defined in 40 C.F.R. Section 763.63), underground storage tanks, friable "asbestos" (as defined in 40 C.F.R. Section 763.63) or the past or present accumulation, spillage or leakage of any such substance; the Borrower is in substantial compliance with all federal, state and local requirements relating to protection of health or the environment in connection with the operation of its businesses; and the Borrower does not know of any complaint or investigation regarding the presence of hazardous substances at or on any such real property.


                                    SECTION 5
                              AFFIRMATIVE COVENANTS

                  The Borrower hereby covenants and agrees that so long as this Loan Agreement is in effect and until the Loan, together with interest, fees and other obligations hereunder, has been paid in full:

                  5.01 Information Covenants. The Borrower will furnish, or cause to be furnished, to the Lender such financial statements, operating statements, bank statements, auditors' reports or other information as the Lender may request within ten (10) Business Days after such request.

                  5.02 Preservation of Existence and Franchises. The Borrower will do or cause to be done all things necessary to preserve and keep in full force and effect its existence, rights, franchises and authority.

                  5.03 Books, Records and Inspections. The Borrower will keep complete and accurate books and records of its transactions in accordance with good accounting practices on the basis of generally accepted accounting principles applied on a consistent basis (including the establishment and maintenance of appropriate reserves). The Borrower will permit on reasonable notice officers or designated representatives of the Lender to visit and inspect its books of account and records and any of its properties or assets (in whomever's possession) and to discuss the affairs, finances and accounts of the Borrower with, and be advised as to the same by, its officers, directors and independent accountants.

                  5.04 Compliance with Law. The Borrower will comply in all material respects with all applicable laws, rules, regulations and orders of, and all applicable restrictions imposed by, all applicable governmental bodies, foreign or domestic, or authorities and agencies thereof (including quasi-governmental authorities and agencies), in respect of the conduct of its business and the ownership of its property (including applicable statutes, regulations, orders and restrictions relating to environmental standards and controls).

                  5.05 Insurance. The Borrower will at all times maintain in full force and effect insurance (including worker's compensation insurance, liability insurance, casualty insurance and business interruption insurance) in such amounts, covering such risks and liabilities and with such deductibles or self-insurance retentions as are in accordance with normal industry practice.

                  5.06 Maintenance of Property. The Borrower will maintain and preserve its properties and assets (in whomsoever's possession as it may be) in good repair, working order and condition, normal wear and tear excepted, and will make, or cause to be made, in such properties and assets from time to time all repairs, renewals, replacements, extensions, additions, betterments and improvements thereto as may be needed or proper, to the extent and in the manner customary for companies in similar businesses.

                  5.07 Outstanding Subscriptions. The Borrower will cause the Unallocated Contributions to at all times equal or exceed an amount that is 105% of the then outstanding balance of the Loan.

                  5.08 Funding Notices. The Borrower agrees that it will deliver to Limited Partners such Funding Notices as may be necessary to cause the Borrower to have funds sufficient to satisfy its obligations to the Lender hereunder.

                  5.09 Reliance on Available Contributions. The General Partner, pursuant to the terms of Section 2.04 of the Borrower's Partnership Agreement, hereby authorizes the Lender to rely on the Available Contributions in extending the Loan hereunder.


                                    SECTION 6
                               NEGATIVE COVENANTS

                  The Borrower hereby covenants and agrees that so long as this Loan Agreement is in effect and until the Loan, together with interest, fees and other obligations hereunder, have been paid in full:

                  6.01 Indebtedness. The Borrower will not contract, create, incur, assume or permit to exist any Indebtedness if, upon incurring such

Indebtedness, the Unallocated Contributions would be less than 105% of the then outstanding balance on the Loan.

                  6.02 Governing Documents. The Borrower will not modify its Partnership Agreement in a manner that would impair or limit the ability of the Borrower to satisfy its obligations hereunder and under the other Loan Documents.

                  6.03 Consolidation, Merger, Sale or Purchase of Assets, etc. The Borrower will not dissolve, liquidate, or wind up its affairs.

                  6.04 Sale and Leaseback. The Borrower will not enter into any arrangement pursuant to which it will lease back, as lessee, any property (real, personal, mixed, tangible or intangible) previously owned by it and sold or otherwise transferred or disposed of, directly or indirectly, to the owner-lessor of such property.


                                    SECTION 7
                                EVENTS OF DEFAULT

                  7.01 Events of Default. Upon the occurrence of any of the following specified events (each an "Event of Default"):

                  (a) Payment. The Borrower shall (i) default in the payment when due of any principal under the Note (including any mandatory prepayment required hereunder), or (ii) default, and such default shall continue for five (5) or more days, in the payment when due of any interest required with respect to the Note, or of any fees or other amounts owing hereunder, under any of the other Loan Documents or in connection herewith; or

                  (b) Representations. Any representation, warranty or statement made or deemed to be made by the Borrower herein, or by the Borrower in any of the other Loan Documents or in any statement or certificate delivered or required to be delivered pursuant hereto or thereto shall prove untrue in any material respect on the date as of which it was deemed to have been made; or

                  (c) Covenants. The Borrower shall (i) default in the due performance or observance of any term, covenant or agreement contained in Section 5.07, Section 5.08, Section 5.09 or Sections 6.01 through 6.04, inclusive, or (ii) default in the due performance or observance by it of any term, covenant or agreement (other than those referred to in subsections (a), (b) or (c) (i) of this Section 7.01) contained in this Loan Agreement and such default referred to in this subparagraph (ii) shall continue unremedied for a period of at least thirty (30) days or, if such default can not be cured within thirty
         (30) days and the Borrower is at all times diligently pursuing the cure thereof, such default shall continue unremedied for a period of at least ninety (90) days; or

                  (d) Other Loan Documents. (i) The Borrower shall default in the due performance or observance of any term, covenant or agreement in any of the other Loan Documents (subject to applicable grace or cure periods, if any), or (ii) any Loan Document shall fail to be in full force and effect or to give the Lender the rights, powers and privileges purported to be created thereby (except insofar as such rights, powers and privileges are contrary to applicable public policy and except to the extent such failure is due to the acts of the Lender); or

                  (e) Bankruptcy, etc. The Borrower or any general partner of the Borrower shall commence a voluntary case concerning itself under the Bankruptcy Code in Title 11 of the United States Code (as amended, modified, succeeded or replaced from time to time, the "Bankruptcy Code"); or an involuntary case is commenced against the Borrower or any general partner of the Borrower under the Bankruptcy Code and the petition is not dismissed within sixty (60) days after the commencement of the case; or a custodian (as defined in the Bankruptcy Code) is appointed for, or takes charge of, all or substantially all of the property of the Borrower or any general partner of the Borrower; or the Borrower or any general partner of the Borrower commences any other proceeding under any reorganization, arrangement, adjustment of the debt, relief of creditors, dissolution, insolvency or similar law of any jurisdiction whether now or hereafter in effect relating to the Borrower or any general partner of the Borrower; or there is commenced against the Borrower or any general partner of the Borrower any such proceeding which remains undismissed for a period of sixty (60) days; or the Borrower or any general partner of the Borrower is adjudicated insolvent or bankrupt; or any order of relief or other order approving any such case or proceeding is entered; or the Borrower or any general partner of the Borrower suffers appointment of any custodian or the like for it or for any substantial part of its property to continue unchanged or unstayed for a period of thirty (30) days; or the Borrower or any general partner of the Borrower makes a general assignment for the benefit of creditors; or any partnership action is taken by the Borrower or any general partner of the Borrower for the purpose of effecting any of the foregoing; or

                  (f) Defaults under Other Agreements. An event of default (after expiration of all applicable notice or cure periods) shall occur with respect to any other Indebtedness of the Borrower owed to the Lender or any Indebtedness of the Borrower shall be declared due and payable prior to the stated maturity thereof or is not paid at the Stated Maturity thereof (after giving effect to any applicable grace period) and the holder of such Indebtedness shall have recourse against the Borrower personally; or

                  (g) Judgments. One or more final judgments or decrees shall be entered against the Borrower or any of its subsidiaries involving a liability for which the creditor has recourse against the Borrower personally of $250,000 or more in any instance, or $500,000 or more in the aggregate for all such judgments and decrees collectively (not paid or fully covered by insurance provided by a carrier who has acknowledged coverage), and any such judgments or decrees shall not have been vacated, discharged, paid or stayed or bonded pending appeal within the time permitted to appeal therefrom;

then, in any such event, and at any time thereafter, the Lender may by written notice to the Borrower take any of the following actions without prejudice to the rights of the Lender to enforce its claims against the Borrower except as otherwise specifically provided for herein:

                           (i) Acceleration of Loans. Declare the unpaid principal of and any accrued interest in respect of the Loan and the Note to be due whereupon the same shall be immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each of the Borrower; and

                           (ii) Enforcement of Rights. Enforce any and all Liens and security interests in favor of the Lender in respect of the Note and the Loan and other amounts due, including without limitation all rights and interests created and existing under the Loan Documents and all rights of set-off;

provided, however, that, notwithstanding the foregoing, if an Event of Default specified in Section 7.01(e) shall occur, then the Note and the Loan shall immediately become due and payable without the giving of any notice or other action by the Lender.

                                    SECTION 8
                                  MISCELLANEOUS

                  8.01 Notices. Except as otherwise expressly provided herein, all notices and other communications shall have been duly given and shall be effective (i) when delivered, (ii) the day following the day on which the same has been delivered prepaid to a reputable national overnight air courier service, or (iii) the third Business Day following the day on which the same is sent by certified or registered mail, postage prepaid, in each case to the respective parties at the address set forth below, or at such other address as such party may specify by written notice to the other parties hereto:


                  if to the Borrower:

                           Whitehall Street Real Estate Limited
                           Partnership VII
                           Bowling Green Station
                           P.O. Box 478
                           New York NY  10274-0478
                           Attention: David M. Weil
                           Telephone: (212) 902-3191


                  if to the Lender:

                           The Goldman Sachs Group, L.P.
                           85 Broad Street
                           New York, New York  10004
                           Attn: David A. Viniar
                           Telephone: (212) 902-5419

                  9.02 No Waiver; Remedies Cumulative. No failure or delay on the part of the Lender in exercising any right, power or privilege hereunder or under any other Loan Document and no course of dealing between the Borrower and the Lender shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder or under any other Loan Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder or thereunder. The rights and remedies provided herein are cumulative and not exclusive of any rights or remedies that the Lender would otherwise have. No notice to or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Lender to any other or further action in any circumstances without notice or demand.

                  9.03 Amendments, Waivers and Consents. Neither this Loan Agreement nor any other Loan Document, nor any of the terms hereof or thereof, may be amended, changed, waived, discharged or terminated unless such amendment, change, waiver, discharge or termination is approved or consented to in writing by the Lender. Any such amendment, change, waiver, discharge or termination shall be effective only in the specific instance and for the specific purpose for which given. This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors and assigns; provided, however, that the Borrower shall not assign its rights or delegate its duties hereunder or under the Note without the Lender's prior written consent and any purported assignment in derogation of this Section shall be null and void, and provided, further, that the Lender may delegate and assign all of its obligation rights hereunder to a partnership, corporation, trust or other organization in whatever form that succeeds to all or substantially all of the Lender's assets and business and that assumes such obligations by contract, operation of law or otherwise. Upon any such delegation and assumption of obligations, the Lender shall be relieved of and fully discharged from all obligations hereunder, whether such obligations arose before or after such delegation and assumption.

                  9.04 Counterparts. This Loan Agreement may be executed in any number of counterparts, each of which where so executed and delivered shall be an original, but all of which shall constitute one and the same instrument.

                  9.05 Headings. The headings of the sections and subsections hereof are provided for convenience only and shall not in any way affect the meaning or construction of any provision of this Loan Agreement.

                  9.06 Survival. All representations, warranties and indemnities set forth herein shall survive the execution and delivery of this Loan Agreement, and the making of the Loan, the repayment of the Loan and other obligations and the termination of the commitments hereunder.

                  9.07  Governing Law; Submission to Jurisdiction; Venue.

                  (a) THIS LOAN AGREEMENT AND THE OTHER LOAN DOCUMENTS AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

                  (b) THE BORROWER HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS LOAN AGREEMENT, ANY OF THE OTHER LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED THEREBY.

                  9.08 Severability. If any provision of any of the Loan Documents is determined to be illegal, invalid or unenforceable, such provision shall be fully severable and the remaining provisions shall remain in full force and effect and shall be construed without giving effect to the illegal, invalid or unenforceable provisions.

                  9.09 Entirety. This Loan Agreement together with the other Loan Documents represents the entire agreement of the parties hereto and thereto, and supersede all prior agreements and understandings, oral or written, if any.

                  [Remainder of page intentionally left blank]

                  IN WITNESS WHEREOF, each of the parties hereto has caused a counterpart of this Loan Agreement to be duly executed and delivered as of the date first above written.


                        WHITEHALL STREET REAL ESTATE LIMITED
                            PARTNERSHIP VII, a Delaware limited partnership

                        By:     WH ADVISORS, L.P. VII, its General Partner

                                By:      WH ADVISORS, INC. VII, its
                                         General Partner


                                         By: __________________________________
                                            Name:
                                            Title:




                        THE GOLDMAN SACHS GROUP, L.P.

                        BY: THE GOLDMAN SACHS CORPORATION, its
                                General Partner


                        By:____________________________________________________
                           Name:
                           Title:

                                                                       EXHIBIT A







                             SECURED PROMISSORY NOTE


$_____________                                              ___________, 1997


                  FOR VALUE RECEIVED, WHITEHALL STREET REAL ESTATE LIMITED PARTNERSHIP VII, a Delaware limited partnership (the "Borrower"), hereby promises to pay to the order of THE GOLDMAN SACHS GROUP, L.P., a Delaware limited partnership (the "Lender"), at its offices in New York, New York (or at such other place or places as the Lender may designate) the principal sum of
_____________________________________________________________________
________________________ ($_____________), pursuant to the terms and conditions of that certain Loan Agreement dated as of the date hereof among the Borrower and the Lender, as amended, modified or replaced from time to time (as so amended, modified or replaced, the "Loan Agreement"; all the terms, conditions, definitions and covenants contained in the Loan Agreement are expressly made a part hereof in the same manner and with the same effect as if set forth herein at length, any holder of this Note being entitled to the benefits and remedies provided for in the Loan Agreement).

                  The Lender has agreed to make a loan to the Borrower as provided in Section 2 of the Loan Agreement. The outstanding principal balance hereof and all interest due thereon shall be due and payable in full on the Maturity Date; provided, however, certain mandatory prepayments are required as provided in Section 2.04(b) of the Loan Agreement.

                  This Note shall bear interest on the outstanding balance hereof as provided in Section 2.02 of the Loan Agreement. Interest accrued on the Loan hereunder shall be paid on the Maturity Date, as provided in Section
2.02 of the Loan Agreement.

                  In the event the amounts owing under this Note shall be accelerated in accordance with the terms of the Loan Agreement, the amounts owing hereunder shall become immediately due and payable without presentation, demand, protest or notice of any kind, all of which are hereby expressly waived. Further, in the event amounts owing hereunder are not paid when due (including any stated or accelerated maturity), the Borrower agrees to pay promptly upon demand, in addition to principal, interest and other amounts owing hereunder, all costs of collection, including reasonable attorneys' fees.

                  This Note is secured by that certain Security Agreement, dated as of the date hereof, between the Borrower and the Lender.

                  IN WITNESS WHEREOF, the Borrower has caused this Note to be executed as of the date first above written.


                      WHITEHALL STREET REAL ESTATE LIMITED
                      PARTNERSHIP VII, a Delaware limited partnership

                        By:      WH ADVISORS, L.P. VII, its General Partner

                          By:      WH ADVISORS, INC. VII, its
                                       General Partner


                          By:_________________________________________
                             Name:
                             Title:

                                                                       Exhibit B





                             SECURED PROMISSORY NOTE


$__________                                                   ___________, 1997


                  FOR VALUE RECEIVED, WHITEHALL STREET REAL ESTATE LIMITED PARTNERSHIP VII, a Delaware limited partnership (the "Borrower"), hereby promises to pay to the order of THE GOLDMAN SACHS GROUP, L.P., a Delaware limited partnership (the "Lender"), at its offices in New York, New York (or at such other place or places as the Lender may designate) the principal sum of
_____________________________________________________________________
($_________________), pursuant to the terms and conditions of that certain Loan Agreement dated as of the date hereof among the Borrower and the Lender, as amended, modified or replaced from time to time (as so amended, modified or replaced, the "Loan Agreement"; all the terms, conditions, definitions and covenants contained in the Loan Agreement are expressly made a part hereof in the same manner and with the same effect as if set forth herein at length, any holder of this Note being entitled to the benefits and remedies provided for in the Loan Agreement).

                  The Lender has agreed to make a loan to the Borrower as provided in Section 2 of the Loan Agreement. The outstanding principal balance hereof and all interest due thereon shall be due and payable in full on the Maturity Date; provided, however, certain mandatory prepayments are required as provided in Section 2.04(b) of the Loan Agreement.

                  This Note shall bear interest on the outstanding balance hereof as provided in Section 2.02 of the Loan Agreement. Interest accrued on the Loan hereunder shall be paid on the Maturity Date, as provided in Section
2.02 of the Loan Agreement.

                  In the event the amounts owing under this Note shall be accelerated in accordance with the terms of the Loan Agreement, the amounts owing hereunder shall become immediately due and payable without presentation, demand, protest or notice of any kind, all of which are hereby expressly waived. Further, in the event amounts owing hereunder are not paid when due (including any stated or accelerated maturity), the Borrower agrees to pay promptly upon demand, in addition to principal, interest and other amounts owing hereunder, all costs of collection, including reasonable attorneys' fees.

                  This Note is secured by that certain Security Agreement, dated as of the date hereof, between the Borrower and the Lender.

                  IN WITNESS WHEREOF, the Borrower has caused this Note to be executed as of the date first above written.


                              WHITEHALL STREET REAL ESTATE LIMITED
                              PARTNERSHIP VII, a Delaware limited partnership

                               By: WH ADVISORS, L.P. VII, its General Partner

                                   By: WH ADVISORS, INC. VII, its
                                       General Partner


                                   By:______________________________________
                                      Name:
                                      Title:

                                                                       Exhibit C

                               SECURITY AGREEMENT


                  THIS SECURITY AGREEMENT (the "Agreement" or "Security Agreement"), dated as of _____________, 1997 by and among WHITEHALL STREET REAL ESTATE LIMITED PARTNERSHIP VII, a Delaware limited partnership (the "Borrower") and THE GOLDMAN SACHS GROUP, L.P., a Delaware limited partnership (the "Lender").


                              W I T N E S S E T H:

                  WHEREAS, the Lender has agreed to extend a loan to Borrower pursuant to the terms of a Loan Agreement, dated as of the date hereof, between the Lender and the Borrower (the "Loan Agreement").

                  NOW, THEREFORE, for and in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

                  1. Definitions. Terms used but not otherwise defined herein shall have the meanings provided in the Loan Agreement; provided, however, that terms which are defined in the Code shall have the meaning provided in the Code unless specifically provided otherwise herein or in the Loan Agreement.
As used herein:

                  "Available Contribution" has the meaning given to such term in the Partnership Agreement.

                  "Called Contribution" has the meaning given to such term in the Partnership Agreement.

                  "Cash Collateral Account" has the meaning given to such term in Section 4(c) hereof.

                  "Code" means the Uniform Commercial Code as enacted in the State of New York and any successor statute(s) thereto.

                  "Collateral" means Subscription Assets in a sufficient amount to permit the Borrower to deliver Funding Notices to Limited Partners and to collect the Called Contributions from such Limited Partners required by such Funding Notices in an aggregate amount (taking into account the Available Contributions under the Partnership Agreement) equal to 105% of the balance outstanding under the Loan from time to time.

                  "Default" has the meaning given to such term in the Loan Agreement.

                  "Event of Default" has the meaning given to such term in the Loan Agreement.

                  "Funding Notice" has the meaning given to such term in Section
         4.02 of the Partnership Agreement.

                  "Limited Partner" has the meaning given to such term in the Partnership Agreement.

                  "Loan Agreement" has the meaning given to such term in the Recitals hereto.

                  "Partnership Agreement" means that certain Amended and Restated Agreement of Limited Partnership of the Borrower, dated as of April 1, 1996.

                  "Percentage" has the meaning given to such term in Section
         2.04 of the Partnership Agreement.

                  "Permitted Liens " has the meaning given to such term in the Loan Agreement.

                  "Secured Obligations" means, without duplication, (i) all indebtedness, obligations and liabilities of the Borrower under or in connection with (A) the Loan Agreement, (B) the Note, or (C) this Agreement and (ii) all expenses and charges, legal and otherwise, reasonably incurred by the Lender in collecting or enforcing any of such indebtedness, obligations and liabilities or in realizing on or protecting any security therefor, including without limitation the security afforded hereunder, together with any and all modifications, extensions, renewals and/or substitutions thereof.

                  "Subscription Assets" means all rights of the Borrower to deliver a Funding Notice to a Limited Partner pursuant to the terms of the Partner ship Agreement (including specifically without limitation
         Article IV and Section 6.01 thereof) and to collect the Called Contribution from such Limited Partner required by such Funding Notice in accordance with the terms of the Partnership Agreement.

                  2. Grant of Security Interest in the Collateral. To secure the prompt payment or performance in full when due, whether by lapse of time, acceleration or otherwise, of the Secured Obligations, the Borrower hereby grants to the Lender a first priority security interest in all right, title and interest of the Borrower, whether now existing or hereafter acquired or arising, in and to the Collateral and the proceeds thereof.

                  3. General Representations, Warranties, Covenants and Agreements. So long as any Secured Obligations or any obligation to extend any such Secured Obligations remain outstanding, the Borrower hereby represents and warrants to, and covenants and agrees with, the Lender that:

                  (a) Location of Collateral. As of the date hereof, the chief executive office and chief place of business of the Borrower is as shown on Schedule A and the Borrower has no other executive offices or places of business other than those listed on said Schedule A.

                  (b) Priority. The Collateral and every part thereof is and will be free and clear of all security interests, liens (including without limitation mechanics, laborers and statutory liens), attachments, levies, encumbrances of every kind, nature and description and whether voluntary or involuntary, and licenses for the use thereof except for (i) the security interest of the Lender therein, and (ii) Permitted Liens. The Borrower agrees that it will warrant and defend the Collateral against any claims and demands (other than the Permitted Liens) of all persons at any time claiming the same or any interest in the Collateral adverse to the Lender.

                  (c) Payment of Taxes and Charges. The Borrower agrees that it will pay promptly when due all taxes, assessments, and governmental charges and levies upon or against the Collateral in each case before the same become delinquent and before penalties accrue thereon, unless and to the extent that the same are being contested in good faith by appropriate proceedings.

                  (d) Disposition. The Borrower agrees that it will not sell, transfer or otherwise dispose of any portion of, or rights or interests in, the Collateral, except with the prior written consent of the Lender.

                  (e) Perfection of Security Interest. The Borrower represents that this Agreement creates a valid first priority security interest in the Collateral securing payment and performance of the Secured Obligations and that all filings and other action necessary to perfect such security interest have been taken or shall be promptly taken. The Borrower agrees to execute and deliver to the Lender such further agreements and assignments or other instruments and to do all such other things as the Lender may reasonably deem necessary or appropriate to assure to the Lender its security interest hereunder, including such financing statement or statements or amendments thereof or supplements thereto or other instruments as the Lender may from time to time reasonably require in order to comply with the Code. The Borrower hereby agrees that a carbon, photographic or other reproduction of this Agreement or any such financing statement is sufficient for filing as a financing statement by the Lender without notice thereof to the Borrower wherever the Lender in its sole discretion desires to file the same.

                  (f) Advances by the Lender. On failure of the Borrower to perform any of the covenants and agreements herein contained, the Lender may, at its option, perform the same and in so doing may expend such sums as the Lender may reasonably deem advisable in the performance thereof, including without limitation the payment of any taxes, liens and encumbrances, expenditures made in defending against any adverse claim and all other expenditures that the Lender may be compelled to make by operation of law or that the Lender may make by agreement or otherwise for the protection of the security hereof. All such sums and amounts so expended shall be repayable by the Borrower immediately without notice or demand, shall constitute additional Secured Obligations and shall bear interest from the date said amounts are expended at the default rate of interest provided for in Section
         2.02 of the Loan Agreement. No such performance of any covenant or agreement by the Lender on behalf of the Borrower, and no such advance or expenditure therefor, shall relieve the Borrower of any default under the terms of this Agreement. After an Event of Default, the Lender is authorized to charge any depository account of the Borrower maintained with the Lender for the amount of such sums and amounts so expended by the Lender.

                  4. Special Provisions Regarding Collateral.

                  (a) Chief Executive Office. The Borrower will not maintain a place of business at which any material portion of its assets or operations is located or conducted, respectively, or an executive office at a location other than those specified on Schedule A without first providing the Lender thirty (30) days' prior written notice of its intent to do so.

                  (b) Chief Executive Office. The Borrower agrees that it will keep all of its books and records relating to the Collateral only at its chief executive office as specified on Schedule A. Further, the Borrower agrees that it will promptly inform the Lender of any change in the identity of all or any part of the Collateral that might require new filings or other action to assure continued perfection of the interests granted hereby.

                  (c) Cash Collateral Account. Upon the occurrence and during the continuation of any Event of Default, the Lender may establish an account in the name of (and under the exclusive control of) the Lender (the "Cash Collateral Account") and the Borrower agrees that it will, at the request of the Lender, direct or cause each of the Called Contributions to be placed in the Cash Collateral Account until such account shall contain funds equal to or greater than the balance outstanding under the Note (including any accrued and unpaid interest thereon).

                  5.  Lender's Right to Deliver Funding Notices;
                  Power of Attorney.

                  (a) Upon the occurrence and during the continuance of an Event of Default, the Lender shall have the right to deliver Funding Notices to Limited Partners in the name of the Borrower or the General Partner from time to time for Called Contributions in an amount not in excess of the balance outstanding under the Note (including any accrued and unpaid interest thereon and any other amounts due and owing by the Borrower to the Lender), to direct the Limited Partners to make payment of Called Contributions (up to the balance outstanding under the Loan, including all accrued and unpaid interest thereon and any other amounts due and owing by the Borrower to the Lender) directly to the Lender in satisfaction of the Secured Obligations or to deposit the Called Contribution of such Limited Partner in the Cash Collateral Account, to endorse over to the Lender the Borrower's name on any checks, notes, acceptances, money orders, drafts or other forms of payment or security that may come into the Lender's possession (and the General Partner hereby waives notice of presentment, protest and non-payment of any instrument so endorsed), to sign the Borrower's name on claims to enforce collection of such Called Contributions, all to the end of making payment of such Called Contributions to the Lender in satisfaction of the Secured Obligations, and to otherwise do all things necessary to carry out this Agreement, and all to the extent of the Lender's interest in the Collateral granted pursuant to the terms of this Agreement. After the occurrence and during the continuance of an Event of Default, in the event the Borrower or the General Partner (or any Person acting for or in concert with such persons) shall, notwithstanding the existence of the Cash Collateral Account and the direction to the Limited Partners set forth in Sections 4(c) and 5, receive any monies, checks, drafts or other similar negotiable items of payments made with respect to any Funding Notice, the Borrower, General Partner or such Person shall receive the same in trust and shall deliver to the

         Lender (or to a depositary designated by the Lender) in original form and on the date of receipt thereof, all checks, drafts, notes, money orders, acceptances, cash and other evidences of indebtedness.

                  (b) In addition to any other powers of attorney contained herein, the Borrower and the General Partner appoints the Lender, its nominee, or any other person whom the Lender may designate, as the Borrower's or General Partner's attorney in fact, with full power, to take any and all of the foregoing actions set forth in Section 5(a) hereof only upon the occurrence and during the continuance of an Event of Default and subject to the limitations set forth in Section 5(a) hereof. To the extent permitted by applicable law, the Borrower and General Partner hereby ratifies and approves all acts of any such attorney and agrees that neither the Lender nor any such attorney will be liable for any acts or omissions nor for any error of judgment or mistake of fact or law other than their gross negligence or willful misconduct. The foregoing power of attorney, being coupled with an interest, is irrevocable until the Secured Obligations have been fully satisfied. The Lender may file one or more financing statements disclosing its security interest in any or all of the Collateral without either of the Borrower's signature appearing thereon. The Borrower also hereby grants the Lender a power of attorney to execute any such financing statement, or amendments and supplements to financing statements, on behalf of the Borrower without notice thereof to the Borrower, which power of attorney is coupled with an interest and is irrevocable until the Secured Obligations have been fully satisfied.

                  6. Remedies upon Event of Default.

                  (a) General Remedies. Upon the occurrence and during the continuation of any Event of Default, the Lender shall have, in addition to all other rights provided herein (including without limitation those rights provided in Sections 4(c), 5 and 6(b) hereof) or by law, the rights and remedies of a secured party under the Code (regardless of whether the Code is the law of the jurisdiction where the rights or remedies are asserted and regardless of whether the Code applies to the Collateral), and further the Lender may, without demand and without advertisement, notice, hearing or process of law, all of which the Borrower hereby waives to the extent permitted by law, at any time or times, sell and deliver any or all Collateral held by or for it at public or private sale, for cash, upon credit or otherwise, at such prices and upon such terms as the Lender deems advisable, in its sole discretion, provided that said disposition complies with any and all mandatory legal requirements and is commercially reasonable in all respects. In addition to all other sums due the Lender hereunder, the Borrower agrees that it will pay the Lender all reasonable costs and expenses incurred by the Lender, including reasonable attorneys' fees and court costs, in obtaining or liquidating the Collateral, in enforcing payment of Secured Obligations, or in the prosecution or defense of any action or proceeding by or against the Lender, or the Borrower concerning any matter arising out of or connected with this Agreement or the Collateral or Secured Obligations, including without limitation any of the foregoing arising in, arising under or related to a case under the United States Bankruptcy Code. To the extent the rights of notice cannot be legally waived hereunder, the Borrower agrees that any requirement of reasonable notice shall be met if such notice is personally served on or mailed, postage prepaid, to the Borrower in accordance with Section 8(b) hereof at least 10 days before the time of sale or other event giving rise to the requirement of such notice. The Lender shall not be obligated to make any sale or other disposition of the Collateral regardless of notice having been given. To the extent permitted by law, the Lender may be the purchaser at any such sale. To the extent permitted by applicable law, the Borrower hereby waives all of its rights of redemption from any such sale. Subject to the provisions of applicable law, the Lender may postpone or cause the postponement of the sale of all or any portion of the Collateral by announcement at the time and place of such sale, and such sale may, without further notice, to the extent permitted by law, be made at the time and place to which the sale was postponed or the Lender may further postpone such sale by announcement made at such time and place.

                  (b) Additional Remedy. In addition the foregoing, upon the occurrence and during the continuance of any Event of Default, the Lender shall have the right, in its own name or in the name of the Borrower or of the General Partner, to institute legal proceedings to collect any Called Contribution that has not been timely paid by a Limited Partner in an amount not in excess of such Limited Partner's pro rata share (based on its Percentage) of the Collateral.

                  (c) Nonexclusive Nature of Remedies. Failure by the Lender to exercise any right, remedy or option under this Agreement or any other agreement between the Lender and the Borrower, or provided by law, or delay by the Lender in exercising the same, shall not operate as a waiver; no waiver hereunder shall be effective unless it is in writing, signed by the party against whom such waiver is sought to be enforced and then only to the extent specifically stated. To the extent permitted by law, neither the Lender, nor any party acting as attorney for the Lender, shall be liable hereunder for any acts or omissions or for any error of judgment or mistake of fact or law other than their gross negligence or willful misconduct. The rights and remedies of the Lender under this Agreement shall be cumulative and not exclusive of any other right or remedy which the Lender may have. The Lender, by anything herein or in any assignment or otherwise, does not assume any of the General Partner's obligations under the Borrower's Partnership Agreement or otherwise, and the Lender shall not be responsible in any way for the performance by such General Partner of any of the terms and conditions thereof or hereof.

                  7. Continuing Agreement. This Agreement shall be a continuing agreement in every respect and shall remain in full force and effect until all of the Secured Obligations have been fully paid and satisfied. Upon the termination of this Agreement, the Lender shall, upon the request and at the expense of the Borrower, forthwith release all of its liens and security interests hereunder and execute any documents necessary to effectuate such release, including UCC-3 termination statements. Notwithstanding the foregoing all releases and indemnities provided hereunder shall survive termination of this Agreement.

                  8. Miscellaneous.

                  (a) This Agreement and the provisions hereof may be waived, amended, modified, changed, discharged or terminated only by an instrument in writing and signed by the Borrower and the Lender. This Agreement shall create a continuing security interest in the Collateral and shall be binding upon the Borrower, its successors and assigns and shall inure, together with the rights and remedies of the Lender hereunder, to the benefit of the Lender and its successors and assigns; provided, however, that the Borrower shall not assign its rights or delegate its duties hereunder without the Lender's prior written consent and any purported assignment in derogation of this section shall be null and void. Without limiting the generality of the foregoing, the Lender may assign or otherwise transfer all or any portion of the Secured Obligations to any other person or entity, and such other person or entity shall thereupon become vested with all of the benefits in respect thereof granted to the Lender herein, subject, however, to the provisions of the Loan Agreement.

                  (b) All communications provided for herein shall be in writing, except as otherwise specifically provided for hereinabove, and shall be given in accordance with Section 8.01 of the Loan Agreement.

                  (c) In the event that any provision hereof shall be deemed to be invalid by reason of the operation of any law or by reason of the interpretation placed thereon by any court, this Agreement shall be construed as not containing such provision with respect to any jurisdiction where such law or interpretation is operative, and the invalidity of such provision shall not affect the validity of any remaining provision hereof, and any and all other provisions hereof which are otherwise lawful and valid shall remain in full force and effect.

                  (d) THIS AGREEMENT AND ALL MATTERS RELATING HERETO SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES. TO THE EXTENT PERMITTED BY APPLICABLE LAW, THE BORROWER HEREBY IRREVOCABLY WAIVES THE DEFENSE OF AN INCONVENIENT FORUM TO MAINTENANCE OF ANY ACTION OR PROCEEDING BY THE LENDER IN SUCH COURTS. THE BORROWER HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

                  (e) The headings in this instrument are for convenience of reference only and shall not limit or otherwise affect the meaning of any provision hereof.

                  (f) This Agreement may be executed in any number of counterparts and by different parties hereto on separate counterparts, each constituting an original, but all together one and the same instrument.



                  [Remainder of page intentionally left blank]

                  IN WITNESS WHEREOF, the Borrower has caused this Agreement to be duly executed as of the date first above written.

                        WHITEHALL STREET REAL ESTATE LIMITED
                            PARTNERSHIP VII, a Delaware limited partnership

                        By:     WH ADVISORS, L.P. VII, its General Partner

                                By:      WH ADVISORS, INC. VII, its
                                         General Partner


                                         By: __________________________________
                                            Name:
                                            Title:




                        The undersigned General Partner joins in this Security Agreement for the purpose of agreeing to the provisions relating to the General Partner contained in Sections 5 and 6 hereof.

                            WH ADVISORS, L.P. VII,  a Delaware Limited
                                Partnership

                            By:      WH ADVISORS, INC. VII, its
                                     General Partner


                                     By:_______________________________________
                                        Name:
                                         Title:

                    Accepted and agreed to as of the date first above written.

                    THE GOLDMAN SACHS GROUP, L.P.

                    BY: THE GOLDMAN SACHS CORPORATION,
                            its General Partner


                    By:______________________________
                       Name:
                       Title:

                                   SCHEDULE A

                                       to

                               Security Agreement


Chief Executive Office
and Chief Place of Business
         Whitehall Street Real Estate Limited Partnership VII
         Bowling Green Station
         P.O. Box 478
         New York, NY 10274-0478
         Attention: Kevin D. Naughton
         Telephone: (212) 902-9873